Exhibit 99.1

Intercontinental Exchange announces approval of 5-for-1 stock split

ATLANTA & NEW YORK, October 12, 2016 – Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, today announced that its board of directors, through a designated dividend committee, declared a five-for-one stock split of ICE’s common stock in the form of a stock dividend. Stockholders of record as of the close of market on October 27, 2016 will receive four additional shares for each share of ICE common stock held on such record date. The new shares will be payable on November 3, 2016. ICE’s common stock is expected to begin trading on a split-adjusted basis on November 4, 2016.

ICE announced on August 3, 2016 that its board of directors approved pursuing a stock split contingent upon the approval by both its stockholders and the Securities and Exchange Commission (SEC) of the adoption of an amendment and restatement of ICE’s Certificate of Incorporation to increase ICE’s authorized shares of common stock and capital stock. ICE’s Third Amended and Restated Certificate of Incorporation was approved for adoption by the SEC on September 29, 2016 and by ICE’s stockholders at a special meeting of stockholders held on October 12, 2016.

For more information on the stock split, please see the “Frequently Asked Questions” document on ICE’s Investor Relations website at http://ir.theice.com.

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) operates the leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets.  The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Media and Investor Contact:

Kelly Loeffler +1 770 857 4726

media@theice.com

investors@theice.com